SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                Amendment No. 1



                                Clarus Corporation
                    -------------------------------------------
                                 (Name of Issuer)



                          Common Stock ($.0001 Par Value)
                    -------------------------------------------
                          (Title of Class of Securities)


                                   182707109
                         -------------------------------
                                 (CUSIP Number)


                              December 31, 1999
            ------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [x] Rule 13d-1(b)

          [ ] Rule 13d-1(c)

          [ ] Rule 13d-1(d)









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CUSIP No. 182707109

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1    NAME OF REPORTING PERSON: Bank of America Corporation

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON: 560906609

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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a) [ ]
                                                         (b) [ ]

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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION: United States

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Number of shares beneficially owned by each reporting person with:

5    Sole Voting Power:

6    Shared Voting Power:

7    Sole Dispositive Power:

8    Shared Dispositive Power:

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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

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10   CHECK IF AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES []

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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:

      LESS THAN 5% (Closing)

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12   TYPE OF REPORTING PERSON: HC

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Item 1  (a) NAME OF ISSUER:

            Clarus Corporation

        (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            3970 Johns Creek Court
            Suwanee, Georgia 30024


Item 2  (a) NAMES OF PERSONS FILING:

            Bank of America Corporation

        (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            Bank of America Corporate Center
            100 North Tryon Street
            Charlotte, NC 28255

        (c) CITIZENSHIP:

            United States

        (d) TITLE OF CLASS OF SECURITIES:  Common Stock

        (e) CUSIP NUMBER: 182707109



ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR
13d-2(b)OR (c), CHECK WHETHER THE PERSON FILING IS A:

       (g) [x] A parent holding company or control person in accordance with (S)240.13d-1(b)(1)(ii)(G)


ITEM 4 - OWNERSHIP

Not Applicable.


ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: X


ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
         PERSON:

Not Applicable.



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ITEM 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES
WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
HOLDING COMPANY:

Not Applicable.


ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP:

Not Applicable.


ITEM 9 - NOTICE OF DISSOLUTION OF GROUP:

Not Applicable.


ITEM 10 - CERTIFICATION.

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED: January 13, 2000


Bank of America Corporation


BY: /s/ PETER J. BROWN





Peter J. Brown
Vice President
corporate Compliance


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